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                                                                    EXHIBIT 23.2
                                    CONSENT


     We hereby consent to the references to this firm and our opinions in: the Registration Statement on Form SB-2 filed by Massachusetts Fincorp, Inc., Boston, Massachusetts, and all amendments thereto; and in the Form H-(e)1-S for Massachusetts Fincorp, Inc., and all amendments thereto, relating to the conversion of The Massachusetts Co-operative Bank, Boston, Massachusetts, from a Massachusetts-chartered mutual co-operative bank to a Massachusetts-chartered stock co-operative bank, the concurrent issuance of the Bank's outstanding capital stock to Massachusetts Fincorp, Inc., a holding company formed for such purpose, and the offering of Massachusetts Fincorp, Inc.'s common stock.


                                                  MULDOON, MURPHY & FAUCETTE

                                                  /s/ Muldoon, Murphy & Faucette


Dated this 30th day of
July, 1998